Exhibit 99.1
CONTACT: Dirk Montgomery
Chief Financial  Officer
OSI Restaurant Partners, Inc.
813-282-1225

OSI Stockholders Approve Amended Merger Agreement

Tampa, FL, June 5, 2007 - OSI Restaurant Partners, Inc. (NYSE: OSI) announced that, at a special meeting of stockholders reconvened today, OSI’s stockholders adopted the Agreement and Plan of Merger, dated as of November 5, 2006, among OSI, Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc., as amended on May 21, 2007. Kangaroo Holdings, Inc. is controlled by an investor group comprised of investment funds associated with Bain Capital Partners, LLC and investment funds affiliated with Catterton Management Company, LLC. OSI’s founders, certain holders associated with one of its founders and certain members of its management are expected to exchange shares of OSI’s common stock for shares of Kangaroo Holdings, Inc. in connection with the merger.

The amended merger agreement was adopted by the holders of a majority of OSI’s outstanding common stock, as required by Delaware law. In addition, the holders of a majority of the number of shares of OSI’s common stock held by holders that are not Participating Holders (as defined in the amended merger agreement) voted for the adoption of the amended merger agreement and the merger, as required by a condition to closing under the amended merger agreement.

OSI expects that the transactions contemplated by the amended merger agreement will be consummated on or prior to June 19, 2007, subject to satisfaction of the conditions to closing under the amended merger agreement. Under the terms of the amended merger agreement, each outstanding share of OSI’s common stock (other than shares held in OSI’s treasury, shares owned by OSI’s subsidiaries, Kangaroo Holdings, Inc. or Kangaroo Acquisition, Inc. and shares held by stockholders who perfect appraisal rights in accordance with Delaware law) will be converted into the right to receive $41.15 in cash. OSI’s founders, Messrs. Sullivan, Basham and Gannon, have agreed with Kangaroo Holdings, Inc. that they will receive only $40.00 per share in cash for their shares (other than shares they will be contributing to Kangaroo Holdings, Inc. in exchange for its stock, which will be exchanged at a per share valuation of $40.00 per share) in a sale transaction with a member of the investor group consummated immediately prior to, but expressly conditioned upon, the consummation of the merger.

About OSI Restaurant Partners

OSI Restaurant Partners, Inc.’s portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar, Roy’s, Lee Roy Selmon’s, Blue Coral Seafood & Spirits and Cheeseburger in Paradise restaurants. It has operations in 50 states and 20 countries internationally.

About Bain Capital Partners

Bain Capital Partners, LLC (www.baincapital.com ) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with approximately $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such restaurant and retail concepts as Domino’s Pizza, Dunkin’ Donuts and Burger King, and retailers including Toys “R” Us, AMC Entertainment, Staples and Burlington Coat Factory. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

About Catterton

With more than $2 billion under management, Catterton is a leading private equity firm in the U.S. focused exclusively on the consumer industry.  Since its founding in 1990, Catterton has leveraged its investment capital, strategic and operating skills, and network of industry contacts to establish one of the strongest investment track records in the consumer industry. Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, First Watch Restaurants, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc. More information about Catterton can be found at www.cpequity.com.

Forward-Looking Statements

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the completion of the transaction. These statements are based on the current expectations of management of OSI. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) conditions to the closing of the transaction may not be satisfied; (2) the financing required for Bain Capital and Catterton to complete the transaction may be delayed or may not be available and (3) OSI may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of OSI are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Unless required by law, OSI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.